digital commerce bank
         "yes we can"


March 3, 1999

Softnet Industries Inc.                                   "CONFIDENTIAL"
11062 156th Street                                        VIA FAX 1-204-771-0487
Edmonton, Alberta
Canada T5P 4M8

Attention:  Mr. Larry Hrabi, CEO and Director

Dear Larry,

                              RE: LETTER OF INTENT

This letter shall confirm our mutual understanding and the commitments made to each other with respect to Softnet Industries Inc ("Softnet") Issuance of reg. "S" stock to Digital Commerce Inc. ("Digital").

Digital will issue a merchant number to Softnet, enabling them to accept and process credit card transactions as payment for online services provided by Softnet to its clients. In consideration of Digital's agreement to provide the said merchant number to Softnet. Softnet agrees to pay to Digital, a one time non-refundable fee of one million (1,000,000) reg. "S" stock, in its own company. The parties agree that the sole consideration for the delivery of the stocks, is the issuance by Digital of the merchant number to Softnet, and in no way is the delivery of the stocks contingent upon the delivery or performance of future services by Digital.

The parties further agree, should Sofnet process credit card transactions, with the merchant number Digital has supplied to them. Softnet will be subject to the following fees and terms:

         - 10% discount fee, calculated on the total dollar volume processed and authorized.

         - 2.5% rebate, calculated on the total dollar volume processed and authorized.

         - 5% holdback, calculated on the total dollar volume processed and authorized and held on a five month revolving basis.

         -        Settlement to be made bi-monthly.

Save and except where specifically required by regulatory bodies, Softnet: and it's principals, directors and officers covenant not disclose to any party, directly or indirectly, now or in the future, any details of this agreement, in whole or in part, without the express written consent of Digital. Any such disclosure shall constitue a material breach by Softnet. In the event of such breach, Digital, at its sole option, may terminate the assigned merchant number, the shares delivered to Digital by Softnet will be forfeited and Digital may pursue any legal remedy available to it to repair such breach.

                                                                      . . . . /2

Digital Commerce Bank Ltd.                                        Project Office
                                                        404 - 1815 Hornby Street
www.digitalcommercebank.com                              Vancouver, BC  V4Z  2E6
info@digitalcommercebank.com
                                                               T: 1.890.505.5600
                                                               F: 1.604.899.5495
digital commerce bank
         `yes we can"


Softnet Industries Inc.
Page 2
March 3, 1999


Should the aforementioned terms accurately set out our mutual understandings and agreements, please so indicate by signed a copy of this letter on the space provided below and return the original executed copy back to my attention for our files.

Thank you in advance and we look forward to a long and prosperous relationship.

Sincerely,
DIGITAL COMMERCEBANK, LTD.


Per:   /S/ Micheal Kang


Michael Kang
Chairman and CEO

cc:               Jack Combs, DCB
                  Rick Grove, DCB
                  Doug Slamko, Softnet

Agreed and accepted the 14, day of APRIL, 1999 on behalf of the Board of Directors of Softnet Industries Inc.




Per:


/S/ LARRY HRABI
------------------------------------
Larry Hrabi
CEO and Director